Exhibit 10.1

AGREEMENT

This AGREEMENT (the “Agreement”) is made as of April 28, 2015 by and among ARIAD Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and the persons and entities listed on Schedule A hereto (collectively, the “Sarissa Group”). In consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. Certain Definitions. Unless the context otherwise requires, the following terms, for all purposes of this Agreement, shall have the meanings specified in this Section 1:

“2015 Annual Meeting” means the Company’s 2015 annual meeting of stockholders.

“2016 Annual Meeting” means the Company’s 2016 annual meeting of stockholders.

“2017 Annual Meeting” means the Company’s 2017 annual meeting of stockholders.

“2016 Notice Window” means the period during which notice of nominations or other business to be brought before the 2016 Annual Meeting by a stockholder would be considered timely under the Company’s bylaws.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act; provided, however, that for purposes of this Agreement, (a) the members of the Sarissa Group and their Affiliates, on the one hand, and the Company and its Affiliates, on the other, shall not be deemed to be “Affiliates” of one another and (b) any business entity of which the Sarissa Designee is a member of the board (or similar governing body) shall not be deemed to be an “Affiliate” of the Sarissa Group solely due to such relationship. For the avoidance of doubt, Alexander J. Denner shall be deemed an Affiliate of the Sarissa Group.

“Agreement Press Release” shall have the meaning set forth in Section 5.1 below.

“Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act; provided that, for purposes of Sections 3.2(a) and (b) and Section 4.1(a) below, “Beneficially Own” and “Beneficial Ownership” shall include securities which are beneficially owned, directly or indirectly, by the Sarissa Group, as a Receiving Party; provided, however, that the number of shares of Common Stock that a person is deemed to beneficially own pursuant to this proviso in connection with a particular Derivatives Contract shall not exceed the number of Notional Common Shares with respect to such Derivatives Contract.

“Berger Retirement Date” means the date on which Harvey J. Berger’s retirement as director, Chief Executive Officer and President of the Company is effective and he is no longer employed in any position with or is otherwise providing services to the Company or any Subsidiary thereof, other than as Special Advisor (as defined in the Retirement Agreement).

“Board” means the Board of Directors of the Company.

“CEO Search Committee” shall have the meaning set forth in Section 2.2 below.

“Common Stock” shall mean shares of the Common Stock of the Company, $0.001 par value.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated February 20, 2014, between the Company and the Sarissa Group.

“Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of shares of Common Stock specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Common Shares”), regardless of whether (a) obligations under such contract are required or permitted to be settled through the delivery of cash, shares of Common Stock or other property or (b) such contract conveys any voting rights in shares of Common Stock, without regard to any short or similar position under the same or any other Derivative Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Agreement” shall mean the Nomination and Standstill Agreement dated as of February 20, 2014, by and among the Company and the Sarissa Group.

“Net Long Position” shall mean such Common Stock Beneficially Owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act; provided that, for the avoidance of doubt, “Net Long Position” shall not include any shares as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

“New Sarissa Designee” shall have the meaning set forth in Section 2.1 below.

“Press Releases” shall have the meaning set forth in Section 5.1 below.

“Replacement” shall have the meaning set forth in Section 2.1 below.

“Representatives” shall mean the directors, officers, employees and independent contractors, agents or advisors (including attorneys, accountants and investment bankers) of the specified party or any of its Subsidiaries.

“Retirement Agreement” means the letter agreement entered into between the Company and Harvey J. Berger on the date hereof pursuant to which Harvey J. Berger has agreed to, among other things, retire as Chief Executive Officer of the Company on the terms set forth therein, together with all other documents and agreements entered into pursuant to the terms thereof.

“Retirement Press Release” shall have the meaning set forth in Section 5.1 below.

“Rights Plan” shall mean that certain Section 382 Rights Agreement dated as of October 31, 2013, between the Company and Computershare Trust Company, N.A., as amended.

“Sarissa Designee” shall have the meaning set forth in the Existing Agreement.

“Sarissa Nomination and Proposal” shall have the meaning set forth in Section 4.4 below.

“SEC” or “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Exchange Act.

“Standstill Period” shall mean the period beginning on the Berger Retirement Date and ending on the earliest of (a) the date when the Sarissa Designee resigns from the Board, (b) the date, if any, within the 2016 Notice Window on which the Sarissa Group gives notice in accordance with Section 2.6.1 of the Company’s bylaws of the nomination of  one or more directors to stand for election at the 2016 Annual Meeting and (c) the date of the 2016 Annual Meeting.

    “Subsidiaries” shall mean each corporation, limited liability company, partnership, association, joint venture or other business entity of which any party or any of its Affiliates owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

 “Voting Stock” shall mean shares of the Common Stock and any other securities of the Company having the ordinary power to vote in the election of members of the Board.

2. Appointment of the Sarissa Group’s Nominee to the Board; Formation of CEO Search Committee; Retirement of Harvey J. Berger

2.1 The Company will on the date hereof add Anna Protopapas (the “New Sarissa Designee”) to the Board as a Class 2 director with a term expiring at the 2017 Annual Meeting to fill the existing vacancy in such class.  If, from the date hereof until the completion of the 2017 Annual Meeting, the New Sarissa Designee ceases to serve (or indicates to the Company her desire to cease to serve) as a director of the Company for any reason, for so long as the Sarissa Designee is a member of the Board, the Sarissa Group shall have the right to submit the name of a replacement, which person will (i) not be an officer or employee of the Sarissa Group and (ii) qualify as “independent” pursuant to Nasdaq listing standards (the “Replacement”) to the Company for its reasonable approval and who, following such approval and following the New Sarissa Designee’s cessation of service as a director, the Company shall appoint, as promptly as practicable, to serve as a director in substitution for the New Sarissa Designee for the remainder of the term expiring at the 2017 Annual Meeting.  If the proposed Replacement is not approved by the Company, the Sarissa Group shall have the right to submit another proposed Replacement to the Company for its reasonable approval.  The Sarissa Group shall have the right to continue submitting the name of a proposed Replacement to the Company for its reasonable approval until the Company approves that such Replacement may serve as a director, at which time such person is appointed as the Replacement. The Company agrees that upon being requested to approve a proposed Replacement, it shall grant or withhold its reasonable approval as promptly as practicable, subject to the Company conducting its customary vetting and review processes for such person, which may include, among other things, customary telephonic interviews.  For the avoidance of doubt, any such Replacement who becomes a Board member in replacement of the New Sarissa Designee shall be deemed to be the New Sarissa Designee for all purposes under this Agreement.

2.2  (a) The Company shall not be obligated to include the New Sarissa Designee on the slate of directors proposed for election at any of the Company’s annual meetings of stockholders.  So long as (i) both the Sarissa Designee and the New Sarissa Designee is a member of the Board and (ii) the Sarissa Group (together with their Affiliates) Beneficially Own an aggregate Net Long Position in at least 6,000,000 shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like), the Company shall notify the Sarissa Group in writing no less than 25 calendar days before the advance notice deadline for submission of stockholder director nominations set forth in the Company’s bylaws whether or not the New Sarissa Designee will be nominated by the Company for election as a director at any annual meeting thereof if the term thereof as a director otherwise expires at such meeting.  If the Sarissa Group is so notified by the Company that the New Sarissa Designee will be so nominated, the Company shall so nominate the New Sarissa Designee and shall use reasonable best efforts to cause the election of the New Sarissa Designee so nominated by the Company (including listing the New Sarissa Designee in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting and recommending that the Company’s stockholders vote in favor of the election of the New Sarissa Designee (along with all other Company nominees) and otherwise supporting him or her for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate).

(b) Notwithstanding anything to the contrary in this Agreement, if at any time after the date hereof, the members of the Sarissa Group (together with their controlled Affiliates) cease collectively to Beneficially Own an aggregate Net Long Position in at least 6,000,000 shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like), then the New Sarissa Designee shall promptly tender her resignation from the Board and any committee of the Board on which she is a member.

2.3 The Company will commence a search for a new Chief Executive Officer of the Company promptly following the date hereof. In connection therewith, on the date hereof, the Board will form a new committee of the Board (the “CEO Search Committee”), comprised of Alexander J. Denner (as Chairman), Norbert G. Riedel, Sarah J. Schlesinger and Wayne Wilson. The CEO Search Committee will be responsible for running the process for the selection of, and negotiating the terms and conditions of the employment of, the new Chief Executive Officer and will have the authority to engage an executive search firm and legal counsel selected by it in its discretion, the fees and expenses of which shall be paid by the Company. The Board will not change the composition (or chairmanship) of the CEO Search Committee (or increase or decrease its size) or form any sub-committee thereof or any other committee of the Board to perform a similar function or suspend or terminate the search for a new Chief Executive Officer or fill any vacancy on the CEO Search Committee, in each case without the prior written consent of the Sarissa Group.

2.4 The Company shall enforce the terms and provisions of the Retirement Agreement in accordance with the terms set forth therein as in effect on the date hereof (or on the date of the execution thereof) and shall not amend or modify the terms or provisions thereof or waive any provisions thereunder, in each case without the prior written consent of the Sarissa Group.  The Company shall promptly notify the Sarissa Group in writing of any material breach or threatened material breach of the Retirement Agreement by Harvey J. Berger that is known to the Company. Notwithstanding the foregoing, if at any time after the date hereof, the members of the Sarissa Group (together with their controlled Affiliates) cease collectively to Beneficially Own an aggregate Net Long Position in at least 6,000,000 shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like), the Company shall not have to comply with this Section 2.4 and this Section 2.4 shall be of no further force and effect.

3. Representations and Warranties and Covenants

3.1 Each of the parties hereto represents and warrants to the other parties that:

(a) such party has all requisite corporate or other authority and power necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

(b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate or other action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby;

(c) this Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms; and

(d) this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

3.2 Each member of the Sarissa Group jointly represents and warrants that, as of the date of this Agreement, (a) the Sarissa Group Beneficially Owns an aggregate of 12,850,000  shares of Voting Stock of the Company, (b) except for (i) such ownership, (ii) $8,800,000 in aggregate principal amount of ARIAD’s 3.625% Convertible Senior Notes due 2019 and (iii) equity awards granted to Alexander J. Denner in his capacity as a director of the Company (in each case, to the extent any of the foregoing constitutes Beneficial Ownership of Voting Stock), no member of the Sarissa Group, individually or in the aggregate with all other members of the Sarissa Group and its Affiliates has any other Beneficial Ownership of any Voting Stock and (c) the Sarissa Group, collectively with its Affiliates, has a Net Long Position of 12,850,000 shares of Voting Stock.

3.3 The Company represents that since January 1, 2013, there have been: (i) no amendments to the Company’s bylaws other than as publicly disclosed; and (ii) no material amendments to compensatory arrangements applicable to named executive officers other than as publicly disclosed.

3.4 During the Standstill Period, as long as the Sarissa Group has not intentionally and materially breached this Agreement or the Existing Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach, the Company shall not make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including any SEC filing) negatively commenting upon any member of the Sarissa Group or its principals or employees, including the Sarissa Group’s corporate strategy, business, corporate activities, governing body or management (and including making any statements critical of the Sarissa Group’s business, strategic direction, capital structure or compensation practices).  This Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict the Company or any Affiliate thereof from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).

3.5 From and after the date of this Agreement, the New Sarissa Designee shall be covered by the same indemnification and insurance provisions and coverage as are applicable to the individuals that are currently directors of the Company.

3.6 The Company represents, warrants, covenants and agrees (a) that, for purposes of the Company’s 2005 Executive Compensation Plan, the appointment of the New Sarissa Designee to the Board has been endorsed by a majority of the members of the Board before the date hereof and (b) that, upon her appointment to the Board, the New Sarissa Designee shall be deemed to be, or shall constitute, a “Continuing Director” for purposes of indemnification arrangements with any officers or directors.

3.7  The Company hereby agrees that it shall not, for so long as the New Sarissa Designee is a member of the Board adopt any policies applicable to directors that are inconsistent with the provisions of this Agreement and to the extent any such policies are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern.

4. Covenants of the Sarissa Group.

            4.1 Standstill.

       During the Standstill Period, so long as the Company has not intentionally and materially breached this Agreement or the Existing Agreement and failed to cure such breach within five business days of written notice from the Sarissa Group specifying any such breach, the Sarissa Group and its Affiliates will not, without the prior written consent of the Company:

           (a) acquire, offer, seek or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (but excluding any action by the Company such as a stock dividend), Beneficial Ownership of Voting Stock of the Company if after giving effect to such acquisition the Sarissa Group would Beneficially Own more than the higher of (x) 6.96% of the outstanding shares of Voting Stock of the Company and (y) such higher amount that any other person or group required to file on Schedule 13D is permitted to buy or own pursuant to the terms of, or as a result of being waived through, the Rights Plan (including any amendments thereto) or any replacement thereof or other rights plan implemented by the Company (and the Company agrees not to include a “trigger amount”, applicable to any other person or group not required to file on Schedule 13D, under the Rights Plan (including any amendments thereto) or any replacement thereof or other rights plan implemented by the Company, of more than 15% Beneficial Ownership of Voting Stock of the Company, unless such higher “trigger amount” also applies to any person or group required to file on Schedule 13D) or, if the Rights Plan (including any amendments thereto) and any replacement thereof and any other rights plan implemented by the Company, have expired or are otherwise no longer in effect, such higher amount that any other person or group is permitted to buy or own pursuant to the terms of, or as a result of being approved to acquire in accordance with, Section 203 of the Delaware General Corporation Law (and the Company agrees that it will grant similar waivers or approvals to the Sarissa Group under the Rights Plan (including any amendments thereto) or replacement thereof or other rights plan implemented by the Company or Section 203, as it has granted or hereafter does grant, to any such person or group);

       (b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person with respect to the voting of, any Voting Stock of the Company (other than in the Sarissa Designee’s capacity as a member of the Board in a manner consistent with the Board’s recommendation in connection with such matter);

               (c) separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, submit a proposal for or offer of (with or without conditions) (including to the Board), any Extraordinary Transaction. “Extraordinary Transaction” means any of the following involving the Company or any of its Subsidiaries or its or their securities or a material amount of the assets or businesses of the Company or any of its Subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of material assets, liquidation or dissolution;  provided, however, this subparagraph (c) shall not prevent the Sarissa Designee acting in his capacity as a director of the Company from raising such matter at the Board;

               (d) form, join or in any way participate in a 13D Group (other than the Sarissa Group);

               (e) present at any annual meeting or any special meeting of the Company’s stockholders or through action by written consent any proposal for consideration for action by stockholders or (except as explicitly permitted by this Agreement) propose any nominee for election to the Board or seek the removal of any member of the Board, other than through action at the Board by the Sarissa Designee acting in his capacity as such;

               (f) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for an annual meeting or a special meeting) or deposit any of the Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) held by the Sarissa Group or its Affiliates in a voting trust or subject them to a voting agreement or other arrangement of similar effect.

               (g) make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including any SEC filing) (x) in support of any solicitation described in clause (b) above, or (y) negatively commenting upon the Company, including the Company’s corporate strategy, business, research and development, corporate activities, Board or management (and including making any statements critical of the Company’s business, strategic direction, capital structure or compensation practices).  This Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict the Sarissa Group or any Affiliate thereof from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).

               (h) institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;

               (i) make any request under Section 220 of the Delaware General Corporation Law;

               (j) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 4.1; provided that the Sarissa Group may confidentially request the Company to amend or waive any provision of this Section 4.1 in a manner that would not be reasonably likely to require public disclosure; or

               (k) direct, instruct, assist or encourage any of their respective Subsidiaries, Representatives or Affiliates to take any such action.

Notwithstanding the foregoing, nothing in this Section 4.1 shall be deemed to restrict or limit the Sarissa Group from making or issuing, or causing to be made or issued, any public disclosure, statement or announcement stating whether the Sarissa Group is in favor of or against any potential Extraordinary Transaction that has been announced by a third party and the reasons for that position.  For the avoidance of doubt, all parties acknowledge and agree that the standstill provisions set forth in the Existing Agreement are and shall continue to be of no force or effect.  Prior to the commencement of the Standstill Period, the Sarissa Group and its Affiliates shall not take any of the actions described in clauses (b) through (j) in this Section 4.1 or direct, instruct, assist or encourage any of their respective Subsidiaries, Representatives or Affiliates to take any such actions, in each case, if the taking of such action involves public disclosure, or would require public disclosure, by the Sarissa Group, any of its Subsidiaries, Representatives or Affiliates or, based upon advice of its outside legal counsel, would require public disclosure by the Company, unless and until the matters prompting such action are discussed at a Board meeting that shall be called with reasonable promptness following the Sarissa Designee’s request therefor; provided that no such discussions with the Board shall be required for the Sarissa Group or its Affiliates to make a public disclosure, statement or announcement (including any SEC filing) in response to a public disclosure, statement or announcement (including any SEC filing) made by or on behalf of the Company or any of its Representatives that references, directly or indirectly, the Sarissa Group or any of its Affiliates.

4.2 Reserved.

4.3 Voting. So long as the Company has not intentionally and materially breached this Agreement or the Existing Agreement and failed to cure such breach within five business days of written notice from the Sarissa Group specifying any such breach, the Sarissa Group shall, and shall cause its Affiliates, to (a) cause in the case of all Voting Stock of the Company owned of record, and (b) instruct the record owner, in the case of all Voting Stock of the Company Beneficially Owned but not owned of record, directly or indirectly, by them, as of the record date for the 2015 Annual Meeting that are entitled to vote at the 2015 Annual Meeting or at any adjournments or postponements thereof, to be present for quorum purposes, and to be voted in favor of all directors nominated by the Board for election at the 2015 Annual Meeting; provided, however, that in the event that Harvey J. Berger shall have intentionally and materially breached the Retirement Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach, the Sarissa Group shall not be required to cause any such Voting Stock to be voted in favor of Dr. Berger.  The Company shall duly convene and hold the 2015 Annual Meeting no later than July 25, 2015.

4.4 Withdrawal. The Sarissa Group hereby irrevocably withdraws its Stockholders’ Notice of Stockholder Business and Nominations at the 2015 Annual Meeting of Stockholders dated February 19, 2015, as restated as of February 24, 2015, providing notice to the Company of its intention to nominate certain individuals for election as directors of the Company at the 2015 Annual Meeting and of its intention to make the shareholder proposal set forth therein at the 2015 Annual Meeting (the “Sarissa Nomination and Proposal”).  The Sarissa Group hereby further agrees that all of its members and Affiliates shall not, directly or indirectly, solicit proxies or participate or engage in a proxy contest with respect to the election of directors at the 2015 Annual Meeting or any other proposal to be considered at the 2015 Annual Meeting or present any other proposal for consideration at the 2015 Annual Meeting and shall immediately cease all efforts, direct or indirect, in furtherance of the Sarissa Nomination and Proposal and any related solicitation in connection with the Sarissa Nomination and Proposal.

5. Miscellaneous.

5.1 Public Announcements. No earlier than 7:30 a.m. and no later than 9:00 a.m., New York City time, on the first trading day after the date hereof, the Company and the Sarissa Group shall announce this Agreement and the material terms hereof by means of two press releases, one in the form attached to this Agreement as Exhibit A (the “Agreement Press Release”) and one in the form attached to this Agreement as Exhibit B (the “Retirement Press Release” and together with the Agreement Press Release, the “Press Release”). Neither the Company nor the Sarissa Group shall make (and each shall cause their Representatives not to make) any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release or the terms of this Agreement or the Retirement Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other party which will not be unreasonably withheld. The Company acknowledges that the Sarissa Group intends to file this Agreement and the agreed upon Press Release (or any of them) as an exhibit to its Schedule 13D pursuant to an amendment that the Company shall have the opportunity to review in advance. The Sarissa Group shall have an opportunity to review in advance the Form 8-K to be made by the Company with respect to this Agreement and the Retirement Agreement.

5.2 Existing Agreement; Confidentiality Agreement. The Company and the Sarissa Group hereby acknowledge and confirm that, except as expressly set forth in this Agreement, nothing herein shall affect the Confidentiality Agreement or the Existing Agreement, which shall remain in full force and effect in accordance with their terms (except to the extent expressly modified by any of the provisions set forth herein).

5.3 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 5.3 by the state and federal courts located in the State of Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or any other jurisdiction.

5.4 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall not be assigned or assignable by any of the parties to this Agreement without the prior written consent of each of the non-assigning parties.  This Agreement, however, shall inure to the benefit of, and be binding upon, the successor and assigns of the parties hereto.   This Agreement is solely for the benefit of the parties named hereto, is not enforceable by any other persons.

5.5 Entire Agreement; Amendment. This Agreement, the Existing Agreement and the Confidentiality Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Except for the Existing Agreement and the Confidentiality Agreement, any previous agreements among the parties relative to the specific subject matter hereof are superseded by this Agreement. Neither this Agreement nor any provision hereof may be amended, changed, waived, discharged or terminated other than by a written instrument signed by the party against who enforcement of any such amendment, change, waiver, discharge or termination is sought.

5.6 Notices, etc. All notices and other communications required or permitted hereunder shall be effective upon receipt by email to all persons whose email addresses are set forth below, with a copy also sent by express overnight delivery service, to the party to be notified, at the respective addresses set forth below, or at such other address which may hereinafter be designated in writing:

If to the Sarissa Group:

Sarissa Capital Management LP
660 Steamboat Road, 3rd Floor
Greenwich, Connecticut 06830
Attention: Mark DiPaolo
Email: mdipaolo@sarissacap.com

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Ave.
New York, NY 10019
Attention: Russell Leaf
Email: Rleaf@willkie.com

If to the Company, to:

ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, Massachusetts 02139
Attention: Thomas J. DesRosier, Executive Vice President, Chief Legal and Administrative Officer
Email: thomas.desrosier@ariad.com

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue New York, New York 10019
Attention:	Scott A. Barshay, Esq. and George F. Schoen, Esq.
Email:	sbarshay@cravath.com and gschoen@cravath.com

5.7 Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.8 Titles and Subtitles. The titles of the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.10 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

5.11 Consents. Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

5.12 SPECIFIC PERFORMANCE. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH ITS SPECIFIC INTENT OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OF THE PROVISIONS OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED BY LAW OR EQUITY, AND ANY PARTY SUED FOR BREACH OF THIS AGREEMENT EXPRESSLY WAIVES ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.

5.13 Construction of Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.”

5.14 Section References. Unless otherwise stated, any reference contained herein to a Section or subsection refers to the provisions of this Agreement.

5.15 Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.

5.16 Expenses. The Company shall reimburse the Sarissa Group for the invoiced fees and expenses of Willkie Farr & Gallagher LLP in connection with this Agreement and the Sarissa Nomination and Proposal (such reimbursement not to exceed $150,000 in the aggregate) with payment to be made by the Company to the Sarissa Group by certified check or wire transfer of immediately available funds promptly following the receipt of an invoice for such fees and expenses.

 [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

ARIAD PHARMACEUTICALS, INC.

By:	/s/ Thomas J. DesRosier
	Name:	Thomas J. DesRosier
	Title:	Executive Vice President, Chief Legal and Administrative Officer

SARISSA CAPITAL MANAGEMENT LP

By:	/s/ Mark DiPaolo
	Name:	Mark DiPaolo
	Title:	General Counsel

SARISSA CAPITAL DOMESTIC FUND LP

By:	/s/ Mark DiPaolo
	Name:	Mark DiPaolo
	Title:	Authorized Person

SARISSA CAPITAL OFFSHORE MASTER FUND LP

By:	/s/ Mark DiPaolo
	Name:	Mark DiPaolo
	Title:	Authorized Person

SARISSA CAPITAL FUND GP LP

By:	/s/ Mark DiPaolo
	Name:	Mark DiPaolo
	Title:	Authorized Person

SARISSA CAPITAL OFFSHORE FUND GP LLC

By:	/s/ Mark DiPaolo
	Name:	Mark DiPaolo
	Title:	Authorized Person

SCHEDULE A

SARISSA GROUP

Sarissa Capital Management LP

Sarissa Capital Domestic Fund LP

Sarissa Capital Offshore Master Fund LP

Sarissa Capital Fund GP LP

Sarissa Capital Offshore Fund GP LLC

EXHIBIT A

FORM OF AGREEMENT PRESS RELEASE

ARIAD ENTERS INTO SETTLEMENT AGREEMENT WITH SARISSA CAPITAL MANAGEMENT

CAMBRIDGE, MA. — April 29, 2015 – ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that it has reached an agreement to settle its current proxy contest with Sarissa Capital Management. In addition, ARIAD’s founder, Harvey J. Berger, M.D., has informed the Board of Directors of his decision to retire as chairman and chief executive officer upon appointment of his successor or December 31, 2015, whichever is earlier.  The Board has formed a CEO search committee chaired by Alex Denner of Sarissa Capital, which will work expeditiously to find a successor CEO.

In addition, under the terms of the settlement, ARIAD’s Board has appointed Anna Protopapas by filling an existing open director seat on the Board.  Sarissa will withdraw its proposed slate of director nominees, which included Ms. Protopapas, for election at the 2015 Annual Meeting and has agreed to vote all of its shares in favor of the Board’s nominees.

“The Board believes this settlement is in the best interests of shareholders, as it allows us to focus on conducting the search for ARIAD’s next CEO while continuing to execute on our critical commercial and pipeline initiatives,” said Wayne Wilson, lead independent director of the Board. “We welcome Anna to the Board and look forward to working together constructively with Sarissa for the benefit of all shareholders.”

“I am excited to work with the board members to optimally position ARIAD as it embarks on its next stage of development.  I believe ARIAD’s loyal and dedicated employees will be able to significantly increase the value of our assets, especially Iclusig and brigatinib, which both hold great promise for cancer patients,” said Alex Denner of Sarissa Capital.

Ms. Protopapas is Chief Executive Officer of Mersana Therapeutics.  She previously served as a member of the Executive Committee of Takeda Pharmaceutical Company Limited and held various senior management positions, including President of Millennium Pharmaceuticals, a wholly owned subsidiary of Takeda, where she was responsible for leading Takeda’s oncology business, and Executive Vice President of Global Business Development, where she was responsible for global acquisitions, partnering, licensing and venture investing.  Prior to serving on Takeda’s Executive Committee, Ms. Protopapas served on Millennium’s Executive Committee as Senior Vice President of Strategy and Business Development, where she led the company’s business development initiatives and led the process that resulted in the $8.8 billion sale of Millennium to Takeda. Ms. Protopapas received a B.S. in engineering from Princeton University, an M.S. in chemical engineering practice from Massachusetts Institute of Technology and a MBA from Stanford Graduate School of Business.

About ARIAD
ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Forward-Looking Statements

This communication contains “forward-looking statements” including, but not limited to, statements regarding future events and ARIAD’s business, strategy and results. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are identified by use of words such as “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, our ability to meet anticipated clinical trial commencement, enrollment and completion dates for our products and product candidates and to move new development candidates into the clinic; our ability to secure a partnership for brigatinib (AP26113); difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; our ability to successfully commercialize and generate profits from sales of Iclusig; competition from alternative therapies; our reliance on the performance of third-party manufacturers and specialty pharmacies for the distribution of Iclusig; the occurrence of adverse safety events with our products and product candidates; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; litigation, including our pending securities class action and derivative lawsuits; our operations in foreign countries; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in ARIAD’s public filings with the U.S. Securities and Exchange Commission. The information contained in this communication is believed to be current as of the date of original issue. After the date of this communication, ARIAD does not intend to update any of the forward-looking statements to conform these statements to actual results or to changes in ARIAD’s expectations, except as required by law.

Important Additional Information

ARIAD, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from ARIAD stockholders in connection with the matters to be considered at ARIAD’s 2015 annual meeting of stockholders.  ARIAD intends to file a proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from ARIAD stockholders. ARIAD STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Information regarding ARIAD’s directors and executive officers is available in ARIAD’s proxy statement, dated May 9, 2014, for its 2014 annual meeting of stockholders. To the extent holdings of ARIAD’s securities by directors or executive officers have changed since the amounts set forth in the 2014 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with ARIAD’s 2015 annual meeting of stockholders.  Additional information can also be found in ARIAD’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015, and in ARIAD’s Quarterly Reports on Form 10-Q. ARIAD’s stockholders will be able to obtain, free of charge, any proxy statement, any amendments or supplements to the proxy statement and any other documents filed by ARIAD with the SEC at the SEC’s website at http://www.sec.gov.  In addition, copies will be available free of charge at ARIAD’s website at http://www.ariad.com or by contacting ARIAD’s Investor Relations by mail at ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, MA 02139 or by phone at 617-503-7028.

ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com

Or
For Media
Sard Verbinnen & Co.
George Sard/Andrew Cole/Chris Kittredge
212-687-8080

EXHIBIT B

FORM OF RETIREMENT PRESS RELEASE

ARIAD FOUNDER, HARVEY J. BERGER, M.D., TO RETIRE AS
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

CAMBRIDGE, MA — April 29, 2015 – ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that its founder, Harvey J. Berger, M.D., has informed the Board of his decision to retire as chairman and chief executive officer (CEO) upon the appointment of his successor or December 31, 2015, whichever is earlier.  The Board has begun a comprehensive search to identify Dr. Berger’s successor.  Dr. Berger has also agreed to serve as a special advisor to the Board and the new CEO upon his retirement to facilitate a smooth transition.

Dr. Berger commented on his tenure as ARIAD’s CEO:

●	“I am proud to have worked with so many incredibly talented employees and together to have achieved so much for cancer patients in need of new treatment options where none exist,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “With an established path to profitability and a well-defined set of critical corporate initiatives, ARIAD has a remarkable future. I had always anticipated retiring around age 65, which I will reach at the time of our upcoming annual meeting. My colleagues and I are all driven by our passion for helping cancer patients, and I hope ARIAD will always be recognized for this dedication.” Dr. Berger added, “ARIAD has been at the forefront of precision medicine initiatives in cancer, and I expect that the Company will continue to lead the way as new targeted therapies emerge from our drug-discovery platform – built on our computational and structural technologies.”

Dr. Berger founded ARIAD 23 years ago and has served as its chairman and chief executive officer since 1991. He has led the Company’s growth into an integrated global-oncology company serving patients worldwide.  Under his leadership, ARIAD scientists have discovered five new drug candidates.  ARIAD brought Iclusig® (ponatinib) – a novel BCR-ABL tyrosine kinase inhibitor (TKI) – to the market for use in the treatment of patients with refractory chronic myeloid leukemia and Philadelphia chromosome-positive acute lymphoblastic leukemia, now approved in the US, EU, Switzerland, Australia, Canada, and Israel.  Since its approval, Iclusig has been launched through ARIAD’s commercial organization in the US and the 16 major markets of the EU and through its distributors in other regions.  Dr. Berger has also overseen the broadened clinical development of Iclusig and the implementation of a 3-year strategic plan to achieve sustained profitability for ARIAD.

Brigatinib – a new ALK TKI with Breakthrough Designation from the FDA – is ARIAD’s next cancer medicine in development.  It is being studied in the ALTA pivotal trial of patients with refractory ALK+ non-small cell lung cancer (NSCLC), which is on track to complete patient enrollment in the third quarter of this year, leading to anticipated NDA filing next year.  Recently, ARIAD announced the discovery of AP32788 – its third internally discovered novel TKI – for use in the treatment of patients with NSCLC and a validated class of novel mutated targets; the Company plans to file an IND for AP32788 later this year.

Some of Dr. Berger’s colleagues, directors and leadership-team members offered the following comments:

●	“For nearly 25 years, Harvey has put his heart and soul into building a world-class biotechnology company,” said Wayne Wilson, lead independent director of the ARIAD Board. “We all appreciate his dedication to cancer patients and his focus on building sustainable value for our Company. He has attracted and led outstanding employees – from bench scientists to physicians to account managers in the field. He has never wavered in his commitment to being the best in every task that the Company undertook.” Mr. Wilson added, “The Board will conduct a thorough search to identify a successor who we expect will guide ARIAD into its next chapters of innovation and growth, building on the solid foundation put in place by Harvey and his leadership team.”

●	“My lasting memory of my first meeting with Harvey 25 years ago, when ARIAD was just a twinkle in his eye, is one that helps explain the direction of ARIAD over this period. Harvey was passionate about building a company where patients come first. He saw the promise of modern science to translate to life-saving medicines. And Harvey has delivered on this vision through his dedication and leadership,” said Stuart L. Schreiber, Ph.D., Founding Member of the Broad Institute of Harvard and MIT, HHMI Investigator, and Morris Loeb Professor of Chemistry and Chemical Biology, Harvard University.

●	“As CEO of ARIAD, Harvey has been a committed supporter of The Max Foundation. Through the years, he has been open to listening to the patient’s perspective as well as to discussing solutions to help people facing cancer around the world,” said Pat Garcia-Gonzalez, President and Chief Executive Officer of The Max Foundation, a global health non-profit organization that believes that all people living with cancer have the right to access the best treatment and support. “He has especially demonstrated an awareness of the needs of people living with chronic myeloid leukemia and an understanding of the importance of developing global access strategies for innovative oncology drugs. I thank him for his service and look forward to continuing our collaborations with ARIAD.”

●	“Harvey founded and built ARIAD with the clear vision of applying scientific excellence and clinical scholarship to helping patients in need – a vision that has been unequivocally fulfilled,” stated Timothy P. Clackson, president of R&D and chief scientific officer of ARIAD. “Our employees and thousands of patients worldwide owe a great debt of gratitude to his exceptional dedication and perseverance. The ARIAD leadership team is committed to continuing this work and driving to further success.”

●	“As ARIAD’s founder, Harvey has guided the Company to a mission intensely focused on helping cancer patients, by discovering and developing new treatments to allow them to overcome their diseases. His passion as a physician has infused its existence. The many patients and families who have been helped by ARIAD’s medicines can be thankful for his dedication and insights,” said Frank G. Haluska, M.D., Ph.D., senior vice president, clinical R&D and chief medical officer.

●	“Harvey enthusiastically embraced the evolution of ARIAD into a global commercial company,” said Marty J. Duvall, executive vice president and chief commercial officer of ARIAD. “His pride, satisfaction and commitment to deliver on the vision of transforming patient-lives motivates the commercial team each and every day.”

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

About Iclusig® (ponatinib) tablets
Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug-design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved TKIs.
Iclusig is approved in the U.S., EU, Australia, Switzerland, Canada, and Israel.
In the U.S., Iclusig is a kinase inhibitor indicated for the:
●	Treatment of adult patients with T315I-positive chronic myeloid leukemia (chronic phase, accelerated phase, or blast phase) or T315I-positive Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL).

●	Treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia or Ph+ ALL for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated.

IMPORTANT SAFETY INFORMATION, INCLUDING THE BOXED WARNING

WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY

See full prescribing information for complete boxed warning

●    Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.

●    Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.

●    Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Vascular Occlusion: Arterial and venous thrombosis and occlusions, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures have occurred in at least 27% of Iclusig-treated patients from the phase 1 and phase 2 trials. Iclusig can also cause recurrent or multi-site vascular occlusion. Overall, 20% of Iclusig-treated patients experienced an arterial occlusion and thrombosis event of any grade. Fatal and life-threatening vascular occlusion has occurred within 2 weeks of starting Iclusig treatment and in patients treated with average daily dose intensities as low as 15 mg per day. The median time to onset of the first vascular occlusion event was 5 months. Patients with and without cardiovascular risk factors have experienced vascular occlusion although these events were more frequent with increasing age and in patients with prior history of ischemia, hypertension, diabetes, or hyperlipidemia. Interrupt or stop Iclusig immediately in patients who develop vascular occlusion events.

Heart Failure: Fatal and serious heart failure or left ventricular dysfunction occurred in 5% of Iclusig-treated patients (22/449). Eight percent of patients (35/449) experienced any grade of heart failure or left ventricular dysfunction. Monitor patients for signs or symptoms consistent with heart failure and treat as clinically indicated, including interruption of Iclusig. Consider discontinuation of Iclusig in patients who develop serious heart failure.

Hepatotoxicity: Iclusig can cause hepatotoxicity, including liver failure and death. Fulminant hepatic failure leading to death occurred in an Iclusig-treated patient within one week of starting Iclusig. Two additional fatal cases of acute liver failure also occurred. The fatal cases occurred in patients with blast phase CML (BP-CML) or Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Severe hepatotoxicity occurred in all disease cohorts. Iclusig treatment may result in elevation in ALT, AST, or both. Monitor liver function tests at baseline, then at least monthly or as clinically indicated. Interrupt, reduce or discontinue Iclusig as clinically indicated.

Hypertension: Treatment-emergent hypertension (defined as systolic BP≥140 mm Hg or diastolic BP≥90 mm Hg on at least one occasion) occurred in 67% of patients (300/449). Eight patients treated with Iclusig (2%) experienced treatment-emergent symptomatic hypertension as a serious adverse reaction, including one patient (<1%) with hypertensive crisis. Patients may require urgent clinical intervention for hypertension associated with confusion, headache, chest pain, or shortness of breath. In 131 patients with Stage 1 hypertension at baseline, 61% (80/131) developed Stage 2 hypertension. Monitor and manage blood pressure elevations during Iclusig use and treat hypertension to normalize blood pressure.   Interrupt, dose reduce, or stop Iclusig if hypertension is not medically controlled.

Pancreatitis: Clinical pancreatitis occurred in 6% (28/449) of patients (5% Grade 3) treated with Iclusig. Pancreatitis resulted in discontinuation or treatment interruption in 6% of patients (25/449). The incidence of treatment-emergent lipase elevation was 41%. Check serum lipase every 2 weeks for the first 2 months and then monthly thereafter or as clinically indicated. Consider additional serum lipase monitoring in patients with a history of pancreatitis or alcohol abuse. Dose interruption or reduction may be required. In cases where lipase elevations are accompanied by abdominal symptoms, interrupt treatment with Iclusig and evaluate patients for pancreatitis. Do not consider restarting Iclusig until patients have complete resolution of symptoms and lipase levels are less than 1.5 x ULN.

Neuropathy: Peripheral and cranial neuropathy have occurred in Iclusig-treated patients. Overall, 13% (59/449) of Iclusig-treated patients experienced a peripheral neuropathy event of any grade (2%, grade 3/4). In clinical trials, the most common peripheral neuropathies reported were peripheral neuropathy (4%, 18/449), paresthesia (4%, 17/449), hypoesthesia (2%, 11/449), and hyperesthesia (1%, 5/449). Cranial neuropathy developed in 1% (6/449) of Iclusig-treated patients (<1% grade 3/4). Of the patients who developed neuropathy, 31% (20/65) developed neuropathy during the first month of treatment. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, discomfort, a burning sensation, neuropathic pain or weakness. Consider interrupting Iclusig and evaluate if neuropathy is suspected.

Ocular Toxicity: Serious ocular toxicities leading to blindness or blurred vision have occurred in Iclusig-treated patients. Retinal toxicities including macular edema, retinal vein occlusion, and retinal hemorrhage occurred in 3% of Iclusig-treated patients. Conjunctival or corneal irritation, dry eye, or eye pain occurred in 13% of patients. Visual blurring occurred in 6% of the patients. Other ocular toxicities include cataracts, glaucoma, iritis, iridocyclitis, and ulcerative keratitis. Conduct comprehensive eye exams at baseline and periodically during treatment.

Hemorrhage: Serious bleeding events, including fatalities, occurred in 5% (22/449) of patients treated with Iclusig. Hemorrhagic events occurred in 24% of patients. The incidence of serious bleeding events was higher in patients with accelerated phase CML (AP-CML), BP-CML, and Ph+ ALL. Most hemorrhagic events, but not all occurred in patients with grade 4 thrombocytopenia. Interrupt Iclusig for serious or severe hemorrhage and evaluate.

Fluid Retention: Serious fluid retention events occurred in 3% (13/449) of patients treated with Iclusig. One instance of brain edema was fatal. In total, fluid retention occurred in 23% of the patients. The most common fluid retention events were peripheral edema (16%), pleural effusion (7%), and pericardial effusion (3%). Monitor patients for fluid retention and manage patients as clinically indicated. Interrupt, reduce, or discontinue Iclusig as clinically indicated.

Cardiac Arrhythmias: Symptomatic bradyarrhythmias that led to a requirement for pacemaker implantation occurred in 1% (3/449) of Iclusig-treated patients. Advise patients to report signs and symptoms suggestive of slow heart rate (fainting, dizziness, or chest pain). Supraventricular tachyarrhythmias occurred in 5% (25/449) of Iclusig-treated patients. Atrial fibrillation was the most common supraventricular tachyarrhythmia and occurred in 20 patients. For 13 patients, the event led to hospitalization. Advise patients to report signs and symptoms of rapid heart rate (palpitations, dizziness). Interrupt Iclusig and evaluate.

Myelosuppression: Severe (grade 3 or 4) myelosuppression occurred in 48% (215/449) of patients treated with Iclusig. The incidence of these events was greater in patients with AP-CML, BP-CML and Ph+ ALL than in patients with CP-CML. Obtain complete blood counts every 2 weeks for the first 3 months and then monthly or as clinically indicated, and adjust the dose as recommended.

Tumor Lysis Syndrome: Two patients (<1%) with advanced disease (AP-CML, BP-CML, or Ph+ ALL) treated with Iclusig developed serious tumor lysis syndrome. Hyperuricemia occurred in 7% (30/449) of patients overall; the majority had CP-CML (19 patients). Due to the potential for tumor lysis syndrome in patients with advanced disease, ensure adequate hydration and treat high uric acid levels prior to initiating therapy with Iclusig.

Compromised Wound Healing and Gastrointestinal Perforation: Since Iclusig may compromise wound healing, interrupt Iclusig for at least 1 week prior to major surgery. Serious gastrointestinal perforation (fistula) occurred in one patient 38 days post-cholecystectomy.

Embryo-Fetal Toxicity: Iclusig can cause fetal harm. If Iclusig is used during pregnancy, or if the patient becomes pregnant while taking Iclusig, the patient should be apprised of the potential hazard to the fetus. Advise women to avoid pregnancy while taking Iclusig.

Most common non-hematologic adverse reactions: (≥20%) were hypertension, rash, abdominal pain, fatigue, headache, dry skin, constipation, arthralgia, nausea, and pyrexia. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

Forward-Looking Statements

This communication contains “forward-looking statements” including, but not limited to, statements regarding future events and ARIAD’s business, strategy and results. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are identified by use of words such as “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, our ability to meet anticipated clinical trial commencement, enrollment and completion dates for our products and product candidates and to move new development candidates into the clinic; our ability to secure a partnership for brigatinib (AP26113); difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; our ability to successfully commercialize and generate profits from sales of Iclusig; competition from alternative therapies; our reliance on the performance of third-party manufacturers and specialty pharmacies for the distribution of Iclusig; the occurrence of adverse safety events with our products and product candidates; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; litigation, including our pending securities class action and derivative lawsuits; our operations in foreign countries; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in ARIAD’s public filings with the U.S. Securities and Exchange Commission. The information contained in this communication is believed to be current as of the date of original issue. After the date of this communication, ARIAD does not intend to update any of the forward-looking statements to conform these statements to actual results or to changes in ARIAD’s expectations, except as required by law.

Important Additional Information

ARIAD, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from ARIAD stockholders in connection with the matters to be considered at ARIAD’s 2015 annual meeting of stockholders.  ARIAD intends to file a proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from ARIAD stockholders. ARIAD STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Information regarding ARIAD’s directors and executive officers is available in ARIAD’s proxy statement, dated May 9, 2014, for its 2014 annual meeting of stockholders. To the extent holdings of ARIAD’s securities by directors or executive officers have changed since the amounts set forth in the 2014 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with ARIAD’s 2015 annual meeting of stockholders.  Additional information can also be found in ARIAD’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015, and in ARIAD’s Quarterly Reports on Form 10-Q. ARIAD’s stockholders will be able to obtain, free of charge, any proxy statement, any amendments or supplements to the proxy statement and any other documents filed by ARIAD with the SEC at the SEC’s website at http://www.sec.gov.  In addition, copies will be available free of charge at ARIAD’s website at http://www.ariad.com or by contacting ARIAD’s Investor Relations by mail at ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, MA 02139 or by phone at 617-503-7028.

ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com

Or
For Media
Sard Verbinnen & Co.
George Sard/Andrew Cole/Chris Kittredge
212-687-8080